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                                                                   EXHIBIT 10.32


                                  April 7, 2000


John C. Collins
Vice President & General Counsel
Champion Enterprises

         This letter is to confirm our conversation for you to manage our development organizations, as well as the Law Department. While the announcement will be made during the week of April 10, the effective date of the compensation will be April 1. The following terms apply:

         1) The position will be Senior Vice President and General Counsel reporting directly to me. Your additional reporting responsibilities will be all of our development activities under Steve Adler and Jim Casterline.

         2) The base salary is $250,000 annually, made monthly, an increase of $30,000 annually.

         3) As an incentive to take this responsibility, you will immediately receive payment of $50,000 and receive 5,000 shares of restricted stock (2 year vesting).

         4)       Your incentive plan for 2000 will be modified as follows:

                  A)       The base salary increases to $250,000

                  B) For 2000, you will be guaranteed a minimum of $100,000 payment

                  C) For your development activities, you will receive next February (February 2001) $100 for each Champion-built home that is sold and funded in our managed developments between April 1- December 31, 2000. You will receive $50 for each Non-Champion built home.

         John, I am as excited as you for you to take on this operating responsibility that is so important to our future. Congratulations and good luck.

                   Very truly yours.





                   Walter R. Young, Jr.